NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY ANNOUNCES ADDITION TO
BOARD OF DIRECTORS

LAGRANGEVILLE, N.Y., June 11, 2008 -- Command Security Corporation (AMEX: MOC) announced today that Laurence A. Levy was appointed to Command’s Board of Directors.

Mr. Levy is a member of the law firm Holtzman Vogel PLLC. Previously, Mr. Levy served as General Counsel of the Rudy Giuliani Presidential Committee, Inc. and was formerly a Director and Counsel of Giuliani Partners, LLC.

Mr. Levy will replace Martin R. Wade, III who resigned from Command’s Board on April 30, 2008 to pursue other business interests.

Mr. Levy said, “I look forward to working with Command’s Board and experienced professionals to enhance its market share by delivering cost effective, reliable and intelligent security solutions to the market.”

Barry I. Regenstein, Command’s President stated, “We are very pleased to welcome Larry to Command’s Board of Directors. He brings professional experience in areas such as: strategic planning, regulatory matters and business development. We look forward to his contributions to our Board, as we continue to grow and develop our status as an industry leader in security solutions.”

About Command Security Corporation

Command Security Corporation provides aviation and security services to protect buildings, assets and people through over thirty company-owned offices in fifteen states. We safeguard against theft, fraud, fire, intrusion, vandalism and the manifold threats that today’s world brings. Partnering with each client, Command Security designs programs customized to meet specific security needs and solve problems. To every situation the Company brings years of expertise - sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology. Its mission is: to enable businesses to operate without disruption or loss, and to create safe environments for people to work in.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended March 31, 2007, and such other risks detailed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.